Exhibit 99.5

1.	Who is S&P Global and what do they do? How many employees / colleagues does S&P Global have and where are they located?

S&P Global is the world's foremost provider of credit ratings, benchmarks and analytics in the global capital and commodity markets, offering ESG solutions, deep data, and insights on critical business factors. S&P Global provides essential intelligence that unlocks opportunity, fosters growth, and accelerates progress for more than 160 years. Their divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Global Dow Jones Indices, and S&P Global Platts.

S&P Global was founded in 1860, is headquartered in New York and employs approximately 23,000 people across offices in 34 countries.

2.	What are S&P Global values?

•	Excellence

•	Relevance

•	Integrity

3.	What is the culture like at S&P Global?

S&P Global has a strong cultural foundation with 160 years of history and prides itself on its:

•	Vision: Powering the markets of the future

•	Purpose: Accelerate progress in the world: We provide intelligence that is essential for companies, governments and individuals to make decisions with conviction

•	Values: Excellence, Relevance, Integrity

“Powering our people” continues to be a foundational capability of S&P Global business strategy

The organization is committed to a people-first philosophy and continues to make strides in key people initiatives that enable people to thrive at S&P Global.

4.	What should I tell customers about the proposed transaction?

We should continue to deliver the great service our customers are used to both before and following the transaction. A set of FAQs is available to guide your interactions with customers. Please refer to these in your discussions.

5.	What should I do if I get a call from a member of the media asking about the merger?

If the news, media or an industry/financial analyst contacts you, please do not provide comment. Instead, please immediately refer that person to Dave Guarino at dave.guarino@spglobal.com.

6.	What will we do if this merger is not approved?

The combination of IHS Markit and S&P Global brings together two world-class organizations. There is incredible alignment in what both companies are seeking to provide and achieve for customers and we believe shareholders will see the value inherent in this merger. The board of directors of IHS Markit and S&P Global have unanimously approved and recommended the transaction to shareholders and the transaction is subject to customary regulatory approvals. It is expected that the transaction will be completed in the second half of 2021. If, however, the transaction does not close for any reason, both companies will continue to operate on their standalone strategies.

7.	Can I talk to people at S&P Global? Can I visit their offices?

Until the merger is completed, it is business as usual. IHS Markit and S&P Global will continue to operate as two separate companies. Due to regulatory requirements, our people should not interact or visit offices of the other company unless directed to do so by a member of the Integration Management Office (IMO). As the integration work progresses, our people will be updated regularly.

8.	Do we still have to deliver our business commitments before completion? Are my current 2021 business objectives still relevant?

Absolutely. It is critical during this time that we all remain focused on achieving 2021 objectives to deliver the results that our customers and shareholders expect.

9.	Why is this merger good for me?

Bringing IHS Markit and S&P Global together combines industry-leading talent across two global information services leaders. The combined company will invest in new products and services and we will continue to grow our investments in data science and analytics. Together with our added size and scale, this will provide our people greater opportunities for career growth and mobility.

10.	Will there be any change to my job, title or manager as a result of this transaction?

Until the merger is completed, it is business as usual. We will develop plans for the two companies and keep you informed of any changes.

11.	Once the transaction is complete, will I have the opportunity to work in other divisions or functions?

The integration of the two companies represents opportunities for talent across S&P Global and IHS Markit. It is important to remember that, until completion of the transaction, it is business as usual and the two companies will be run separately. Please be patient, carry on with your great work and focus on achieving 2021 objectives to deliver the results that our customers and shareholders expect. We will continue to communicate updates and developments in a timely manner.

12.	How will my ongoing learning and development be supported as a result of this transaction?

Until completion of the merger it is business as usual and there are no changes to any planned development. Both organizations will continue to invest in supporting growth and development initiatives for their people.

13.	What will happen to my existing employment contract?

Employment contracts will remain in effect through to the completion of the merger. Any changes to your employment contract at or following the completion of the merger will be communicated and reviewed directly with you in advance.

14.	Do we expect cost reductions or reductions in force as a result of this merger?

When two companies combine, there is often some overlap across divisions and functions. As can be expected in a transaction of this type, we anticipate some level of reduction in force. Where this occurs, our priority will be to work closely with the impacted people to explore other opportunities within the company.

In the event of redundancies, we will provide people with an enhanced severance package to recognize their contributions and assist them in their transition. We will take the time to refine the assessment process to moderate the impact of any planned actions.

15.	What are the enhanced severance package details?

In the event of redundancies as a result of the transaction, we will provide people with an enhanced severance package to recognize their contributions and assist them in their transition.  Severance for eligible participants will consist of:

•	12 months of base salary paid in equal instalments across 12 months (not based on employment elsewhere)

•	12 months target bonus / commission paid in equal instalments across 12 months (not based on employment elsewhere)

•	12 months of healthcare

•	Accelerated vesting of all outstanding equity awards that were granted prior to the transaction completion date

All subject to local law or pursuant to an existing employment or contractual agreement.

These terms will survive for two years post-closing.

16.	Will offices be closing or consolidating as a result of this merger?

For S&P Global, there is no change in office locations based on this transaction.

The Future of the Workplace committee at IHS Markit is reviewing our office footprint and as part of that will continue to make strategic decisions where it makes sense to close or reduce the size of offices.

Over time, and upon completion of the merger, the management team will review the location strategy of all offices to ensure our growth remains aligned with our future hiring plans, combined customer base and overall business strategy. The integration team will keep you informed of developments.

17.	Will my bonus plan run as normal for 2021? Will there be future changes as a result of this merger?

Until completion of the merger it is business as usual and there are no changes to your bonus plan, targets or metrics.

Following the completion of the merger, we will evaluate bonus plans and ensure the design is aligned to the combined company’s long-term business strategy keeping in mind market trends and benchmarks. Any changes will be communicated to you in advance.

For now, it is important that all people focus on achieving 2021 objectives and business goals to deliver the results that our customers and our shareholders expect.

18.	Will my bonus payment still take place in February 2021?

Yes, there is no change to the payment schedule for your 2020 bonus.

19.	Will my salary increase be paid from 1 March 2021?

If you have been awarded a salary increase through the compensation process, then this will be effective from 1 March 2021.

20.	If I’m promoted in 2020, will this promotion remain in place and when will it be effective from?

If you were successful through the 2020 promotions process, your promotion will be honoured and will be effective from 1 March 2021.

21.	What happens to my unvested IHS Markit RSU and broad-based equity grants?

Granted and outstanding RSU and broad-based equity awards in IHS Markit will not change. Upon completion of the merger, any existing equity awards in IHS Markit will be converted into shares of S&P Global and adjusted by the agreed exchange ratio. There will be no acceleration of vesting upon completion of the merger and your RSU and broad-based equity awards will vest per their normal vesting schedule.

22.	What happens to my vested IHS Markit equity?

Any existing vested equity in IHS Markit will convert as per the agreed exchange ratio to S&P Global upon closing. There will be no other change to existing vested IHS Markit equity.

If you are a shareholder of IHS Markit equity on the relevant record date, you will have the opportunity to participate in the shareholder vote to approve the transaction.

23.	Are sales commissions or quotas impacted as a result of this merger?

For people that participate in the sales commission structure, there will be no changes.

For now, it is important that all people continue to focus on achieving 2021 objectives, business goals and targets for their respective company to deliver the results that our customers and the shareholders expect.

24.	What will happen to my existing employment contract?

Employment contracts will remain in effect through to the completion of the merger. Any changes to your employment contract at or following the completion of the merger will be communicated directly to you in advance.

25.	What will happen to my benefits, vacation, health care and pay?

Until closing you will remain under your current benefits and pay structure. Following the completion of the merger, there will be 12 months in which we will analyze and review everyone’s compensation and benefits. Both companies have different compensation and benefit models that will require aligning.

Any changes that are determined will be communicated to you during that 12-month period.

26.	How will this merger affect my service date at IHS Markit or the time with my previous employer if I came to IHS Markit through a merger?

All your prior years of service earned with IHS Markit will be recognized, including the years you may have worked for a company that was acquired by either IHS Markit, IHS or Markit if those years were recognized by IHS Markit.

27.	Can I trade my shares now?

You may only trade shares in accordance with our respective trading policies. After completion of the merger, all people will be subject to our combined governance and policies, including our trading policies.

Please be reminded that even if the trading window is open, you are not permitted to trade in securities if you are in possession of material non-public information relating to the company issuing them.

28.	What happens to any projects that I’m working on?

At this time, it is business as usual and there is no change to any projects.

We will continue to execute project plans across strategic initiatives. It is important that all teams focus on achieving 2021 objectives to deliver results for our customers and shareholders.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which are based on current expectations, estimates and projections about future business and operating results, the industry and markets in which S&P Global Inc. (“S&P Global”) and IHS Markit Ltd. (“IHS Markit”) operate and beliefs of and assumptions made by S&P Global management and IHS Markit management, involve uncertainties that could significantly affect the financial or operating results of S&P Global, IHS Markit or the combined company. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will, ” “should,” “may,” “projects,” “could,” “would,” “target,” “estimates” or variations of such words and other similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature, but not all forward-looking statements include such identifying words. Such forward-looking statements include, but are not limited to, projections of earnings, statements of plans for future operations or expected revenues, statements about the benefits of the transaction involving S&P Global and IHS Markit, including future financial and operating results and cost and revenue synergies, the combined company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to creating value for shareholders, benefits of the proposed transaction to shareholders, employees, customers and other constituents of the combined company, the outcome of contingencies, future actions by regulators, changes in business strategies and methods of generating revenue, the development and performance of each company’s services and products, integrating our companies, cost savings, the expected timetable for completing the proposed transaction, general conditions in the geographic areas where we operate and our respective effective tax rates, cost structure, dividend policy, cash flows or liquidity — are forward-looking statements.

These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in such forward-looking statements. We can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. For example, these forward-looking statements could be affected by factors including, without limitation, risks associated with: (i) the satisfaction of the conditions precedent to consummation of the proposed transaction, including the ability to secure regulatory approvals on the terms expected, at all or in a timely manner; (ii) the ability of S&P Global and IHS Markit to obtain shareholder approval for the proposed transaction; (iii) uncertainty relating to the impact of the proposed transaction on the businesses of S&P Global and IHS Markit, including potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction and changes to existing business relationships during the pendency of the acquisition that could affect S&P Global’s and/or IHS Markit’s financial performance; (iv) the ability of S&P Global to successfully integrate IHS Markit’s operations and retain and hire key personnel; (v) the ability of S&P Global to implement its plans, forecasts and other expectations with respect to IHS Markit’s business after the consummation of the proposed transaction and realize expected synergies; (vi) business disruption following the proposed transaction; (vii) economic, financial, political and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, including the upcoming U.S. presidential transition, the United Kingdom’s withdrawal from the European Union, natural and man-made disasters, civil unrest, pandemics (e.g., the coronavirus (COVID-19) pandemic (the “COVID-19 pandemic”)), geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes associated with the current or subsequent U.S. administration; (viii) the ability of S&P Global and IHS Markit to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, pandemic, security breach, cyber -attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the COVID-19 pandemic; (ix) the impact of public health crises, such as pandemics (including the COVID-19 pandemic) and epidemics and any related company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down or similar actions and policies; (x) the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries; (xi) changes in debt and equity markets, including credit quality and spreads; (xii) demand for investment products that track indices and assessments, and trading volumes of certain exchange-traded derivatives; (xiii) changes in financial markets, capital, credit and commodities markets and interest rates; (xiv) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xv) the parties’ ability to meet expectations regarding the accounting and tax treatments of the proposed transaction; and (xvi) those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (the “SEC”) by S&P Global and IHS Markit from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q. While the list of factors presented here is considered representative, this list should not be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on S&P Global’s or IHS Markit’s consolidated financial condition, results of operations, credit rating or liquidity. Except to the extent required by applicable law or regulation, each of S&P Global and IHS Markit disclaims any duty to update any forward-looking statements contained in this communication or to otherwise update any of the above-referenced factors.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information About the Transaction and Where to Find It

In connection with the proposed transaction, S&P Global and IHS Markit will file relevant materials with the SEC, including a registration statement on Form S-4 filed by S&P Global to register the shares of S&P Global common stock to be issued in connection with the proposed transaction. The registration statement will include a joint proxy statement/prospectus which will be sent to the shareholders of S&P Global and IHS Markit seeking their approval of their respective transaction-related proposals. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED JOINT PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT

INFORMATION ABOUT S&P GLOBAL, IHS MARKIT AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from S&P Global at its website, or from IHS Markit at its website. Documents filed with the SEC by S&P Global will be available free of charge by accessing S&P Global’s website at www.spglobal.com under the heading Investor Relations, or, alternatively, by directing a request by telephone to 866-436-8502 (domestic callers) or 212-438-2192 (international callers) or by mail to S&P Global at Investor Relations, S&P Global Inc., 55 Water Street, New York, NY 10041, and documents filed with the SEC by IHS Markit will be available free of charge by accessing IHS Markit’s website at www.ihsmarkit.com under the heading Investor Relations or, alternatively, by directing a request by telephone to 303-790-0600 or by mail to IHS Markit at IHS Markit Investor Relations and Corporate Communications, 15 Inverness Way East, Englewood, CO 80112.

Participants in the Solicitation

S&P Global, IHS Markit and certain of their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of S&P Global and IHS Markit in respect of the proposed transaction under the rules of the SEC. Information about IHS Markit’s directors and executive officers is available in IHS Markit’s Form 10-K for the year ended November 30, 2019, proxy statement dated February 28, 2020 for its 2020 Annual General Meeting of Shareholders, and certain of its Current Reports on Form 8-K. Information about S&P Global’s directors and executive officers is available in S&P Global’s Form 10-K for the year ended December 31, 2019, proxy statement dated March 30, 2020 for its 2020 Annual Meeting of Shareholders, and certain of its Current Reports on Form 8-K. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the transaction when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from S&P Global or IHS Markit using the sources indicated above.